Exhibit 99.1
Immediately

Scarlett Lee Foster  (314-694-2883)
Lori J. Fisher  (314-694-8535)


MONSANTO CHAIRMAN CONFIRMS 1999-2002 PERFORMANCE TARGETS


       NEW YORK, May 3, 1999 - In a meeting with financial analysts and investors here today, Monsanto Company Chairman and Chief Executive Officer Robert B. Shapiro said the company expects to achieve performance targets from 1999 through 2002 that include delivering growth in earnings before interest, taxes, depreciation and amortization (EBITDA) at an 18 percent to 25 percent compound annual growth rate (CAGR) and growth in earnings per share (EPS) at a 25 percent to 30 percent CAGR. Plans also are in place to lower the total debt to total capitalization ratio to the mid-30s range by the end of 2002.

       Shapiro also noted he expects second-quarter earnings to exceed earlier projections and full-year 1999 earnings to be closer to those reported in 1998 than originally anticipated. He attributed outstanding early sales results from the launch of Celebrex arthritis treatment, now the most successful new pharmaceutical product ever launched in the United States, to the revised projections. Celebrex also has been approved in eight markets outside the United States. Additionally, Shapiro credited continued growth in Monsanto's agricultural business - both Roundup herbicide and crops developed through biotechnology - to the company's strong start this year.

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       "We're  dedicated  to  creating  growth  from our  strengths  in the life
sciences  while   focusing  on  key   operational   measures,"   Shapiro  added.
Specifically, he said, Monsanto plans to deliver on short- and long-term goals by rapidly commercializing new products; aggressively integrating its recent seed company acquisitions; eliminating expenses that are not essential to the core strategy; and improving the management of working capital.

         Monsanto previously had announced its plan to divest certain businesses that are no longer critical to its life sciences strategy. Since November 1998, the company has indicated it intends to sell Stoneville Pedigreed Seed Co. and its algins business; has signed a definitive agreement to sell its NSC Technologies business; and has completed divestitures of the Ortho lawn-and-garden business and the Wellbridge health and fitness business. Monsanto Chief Financial Officer Gary L. Crittenden said that the company now is projecting gross proceeds from the sale of non-strategic assets in the $1.5 billion to $2 billion range, including those assets sales that were recently completed or announced. This projection is up from the company's earlier estimate of asset sales of roughly $1 billion.

         Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 31,800 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

                                      -oOo-


Notes to editors: Celebrex and Roundup are trademarks owned or licensed by Monsanto Company and its subsidiaries.

Certain statements made in the news release, including those relating to the company's future performance, and business and financial plans, are forward-looking statements. These forward-looking statements are based on current expectations, currently available information and assumptions that the company believes to be reasonable. However, forward-looking statements necessarily involve risks and uncertainties and actual results may differ materially from those suggested. Factors that could cause actual results to differ materially from those anticipated include but are not limited to the economic, competitive, governmental, technological, business, financial and other factors identified in Monsanto's 10-K filing with the Securities and Exchange Commission.